UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 26, 2010
(Date of earliest event reported)

U.S. Precious Metals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

801 International Parkway, 5th Floor, Lake Mary 32746
(Address of Principal Executive Offices)

(407) 566-9310
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

U.S. Precious Metals, Inc. (“USPR” or the “Company”) sold $227,500 in Convertible Promissory Notes as of March 2, 2010 (collectively, the “Notes”) to nine accredited investors pursuant to a private offering by USPR of up to $1,000,000 of Notes (the “Offering”), which Offering is subject to commissions equal to ten percent (10%) of the gross proceeds of the Notes and a warrant exercisable for ten percent (10%) of the common stock underlying the principal amount of the Notes issued in the Offering.

The terms of the Notes are: at the option of the holder, the Notes may be converted, at any time after September 1, 2010 and on or before the maturity date, into shares of USPR’s common stock (“Common Stock”) at the lesser of (a) the fifteen (15) day trading average of the Company’s Common Stock or (b) twenty-five cents ($0.25) (the “Conversion Price”); calculated at the earliest of (i) the completion of the sale of all the Notes; (ii) notification from the placement agent that it is terminating the Offering; or (iii) if no notice from the placement agent, May 17, 2010 (the “Final Closing”); provided, however, that if USPR is actively negotiating its next financing or if USPR has entered into a definitive agreement providing for a change of control, optional conversion features will not be applicable.

The Notes bear simple, annual interest at 16%. The maturity date of the Notes is the earliest to occur of: (i) an offering of securities by USPR in a transaction or series of related transactions in which at least $10,000,000 in gross proceeds is received by USPR (a “Qualified Financing”), (ii) a change of control; (iii) two (2) years from the Final Closing; or (iv) May 17, 2012.

If, prior to any optional conversion, the Company completes a Qualified Financing or experiences a change of control, the principal and outstanding interest will automatically convert into shares of USPR’s Common Stock at the Conversion Price.

USPR is relying on Rule 506 of Regulation D as the applicable exemption from the registration requirements of the Securities Act of 1933. The Offering is being made only to “accredited investors,” as such term is defined in Rule 501 of Regulation D.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Precious Metals, Inc.

By:	/s/ M. Jack Kugler
Name: M. Jack Kugler
Title: Chief Executive Officer
Date: March 3, 2010